Exhibit 99.1

RH REPORTS FIRST QUARTER FISCAL 2017 FINancial Results

Corte Madera, CA – June 1, 2017 – RH (NYSE: RH) today announced first quarter fiscal 2017 results and Chairman and Chief Executive Officer, Gary Friedman, provided an update on the Company’s continued evolution and outlook.

RH leadership will host a Q&A conference call at 2:00 p.m. PT (5:00 p.m. ET) today.

First Quarter Highlights

•	Net revenues increased 23% on top of an 8% increase last year

•	Comparable brand revenues increased 9% compared to a 4% increase last year

•	GAAP net loss of $3.4 million compared to net loss of $13.5 million last year

•	Adjusted net income of $1.8 million compared to net loss of $2.1 million last year

•	GAAP diluted loss per share of $0.09 compared to loss of $0.33 last year

•	Adjusted diluted earnings per share of $0.05 compared to loss of $0.05 last year

To Our People, Partners, and Shareholders:

I'm pleased to report that our first quarter results reflect a return to growth as we are now past the most uncertain stages of our transformation.  In 2016, we transformed our business from a promotional to a membership model that we believe will enhance our brand, streamline our operations, and vastly improve the customer experience. We also began the redesign of our supply chain network, rationalizing our product offer, and transitioning inventory into fewer facilities, which enabled us to forgo building a planned distribution center scheduled to open this year.  2016 was also the first full year of many new business initiatives such as RH Modern, RH Teen, RH Hospitality, the redesign of our RH Interiors Source Book, the roll out of Design Ateliers across our retail Galleries, and the addition of Waterworks to our platform.  All of these new initiatives are expected to contribute to growth in 2017 and beyond.

While 2016 was a year of transformation and transition, 2017 will be a year of execution, architecture, and cash.  Our efforts will be focused on executing our new business model, architecting a new operating platform, and maximizing cash flow by increasing revenues and earnings, and reducing inventory and capital investments.  Our priorities include: the transformation of our real estate; the expansion of our product offer; and the design of our new operating platform, inclusive of the distribution center network, the in-home delivery experience, plus decision data and analytics to support long-term growth. Our goal is to break down the silos that exist in most businesses of scale, and cross functionally design a fully integrated operating platform that simplifies our business, enhances the customer experience, and amplifies decision quality and speed.

In 2017, we plan to invest in RH Hospitality, where we will incur substantial start-up costs to support the roll out of an integrated food and beverage experience similar to our successful Gallery at the Historic 3Arts Club in Chicago.  We've been successful blurring the lines between residential and retail, creating spaces that are more home than store.  The next logical step is to further blur the lines between home and hospitality by integrating cafes, wine vaults, and coffee bars into our Galleries. These multi-dimensional experiences activate all of the senses: sight, sound, taste, touch, and smell, and generate significant customer traffic.  What RH President of Hospitality Brendan Sodikoff and his team have created in Chicago is nothing short of extraordinary, and we believe our new Galleries opening this year in Toronto, Palm Beach, and New York will redefine the retail experience in our industry.

Our business is off to a strong start to the year with first quarter net revenues increasing 23%, of which approximately 6 points of growth was due to the acquisition of Waterworks and 6 points was related to higher outlet and warehouse sales stemming from accelerated inventory optimization efforts during the quarter.  Excluding these factors, our business grew by approximately 11%, with comparable brand revenues increasing 9% as we cycled the launch of the RH Members Program, and benefited from the mailing of our Fall 2016 RH Interiors Source Book and the Spring 2017 mailing of RH Outdoor.

While our higher outlet sales and inventory optimization efforts had a positive impact on revenues in the first quarter, these sales, plus related mark-downs and inventory reserves, had a negative impact on margins and earnings.  As such, adjusted net income for the quarter was $1.8 million, and adjusted diluted earnings per share were $0.05, versus a loss per share of $0.05 last year.

We recently completed the mailing of our second edition of RH Modern in May.  The new Source Book is filled with 480 pages of inspired design with new collections by world renowned designers and exclusive reissues of iconic pieces from the past.  We expect this new business to grow and gain share in the emerging market for modern furniture, and believe RH Modern has the potential to become a billion dollar brand.

While still in the early innings of our move from a promotional to a membership model, we are encouraged by the early data in regards to new membership growth and renewals as we anniversary last year’s launch of the RH Members Program.  We believe the benefits of eliminating the operational chaos and costs that are a result of constant promotions, and positioning our brand around product versus price, will drive high quality growth for years to come.

While we expect revenue growth to accelerate, operating margins to expand, and to generate significant free cash flow in fiscal 2017, we are taking a cautiously optimistic approach to our outlook given the uncertain macro environment in addition to the many initiatives and investments we are undertaking.  Additionally, given our focus on the architecture of a new operating platform and maximizing cash flow, we may, as we are doing in our second quarter and fiscal year outlook, accelerate the rationalization of our product offer to enable us to more quickly optimize our network design, and turn unproductive inventory into cash.   Accordingly, we are guiding revenue for the second quarter to a range of $595 million to $610 million, a 9% to 12% increase over last year, adjusted net income to a range of $13 million to $15 million, which would translate to adjusted diluted earnings per share in a range of $0.38 to $0.43, assuming a weighted average diluted share count of 34.5 million.

For fiscal 2017, we are increasing our revenue guidance to a range of $2.4 billion to $2.45 billion, reflecting a more aggressive approach to rationalizing our product offer, reducing inventories, and increasing free cash flow.  While this approach will benefit revenues and cash flow for the year, it will have a negative impact on earnings.  As a result, we are lowering our adjusted net income guidance from a range of $65 million to $80 million, to a range of $60 million to $70 million, which would translate to adjusted diluted earnings per share in a range of $1.67 to $1.94, assuming a weighted average diluted share count of 36.0 million.

As previously discussed, we believe there is an opportunity to improve returns by having a more disciplined approach to capital allocation.  Accordingly, we plan to reduce our new Gallery opening cadence to a range of 3 to 5 per year, which is expected to drive high-quality sustainable growth, while lowering capital requirements and execution risk over the course of our real estate transformation.  In fiscal 2017, we expect to open 3 next generation Design Galleries, all with integrated food and beverage.  We remain confident in reaching our long-term goal of $4 to $5 billion in North American revenues, industry-leading operating margins, and significant free cash flow and returns on invested capital.

We understand that many of the strategies we are pursuing - opening the largest specialty retail experiences in our industry while most are shrinking the size of their retail footprint and closing stores; expanding our Source Book mailings while many are eliminating catalogs; moving from a promotional to a membership model, while others are increasing promotions, positioning their brands around price versus product; and refusing to follow the herd in self-promotion on social media platforms, instead allowing our brand to be defined by the taste, style, design and quality of the products and experiences we are creating - are all in direct conflict with conventional wisdom and the strategies being pursued by many in our industry.

We believe when you step back and consider we are - one, building a brand with no peer; two, creating a customer experience that cannot be replicated online; and three, have total control of our content from concept to customer - you realize what we are building is extremely rare in contrast to today's retail landscape.  Yet, our most valuable asset is not what we've done, but rather who we've become.  We've become a team of people who don't know what can't be done.  A team that is driven by our values and beliefs.  A team that is willing to march into hell, as we did last year, for a heavenly cause.  A team that has a bold vision for the future, and an organization that is demonstrating it can bring that vision to life.

Carpe Diem,

Gary

Gary Friedman

Chairman and Chief Executive Officer

Q&A Conference Call Information

Accompanying this release, RH leadership will host a live question and answer conference call at 2:00 p.m. PT (5:00 p.m. ET).  Interested parties may access the call by dialing (866) 394-6658 (United States/Canada) or (706) 679-9188 (International). A live broadcast of the question and answer session conference call will also be available online at the Company’s investor relations website, ir.rh.com. A replay of the question and answer session conference call will be available through June 14, 2017 by dialing (855) 859-2056 or (404) 537-3406 and entering passcode 29859081, as well as on the Company’s investor relations website.

About RH

RH (NYSE:RH) is a curator of design, taste and style in the luxury lifestyle market. The Company offers collections through its retail galleries, Source Books, and online at RH.com, RHModern.com, and Waterworks.com.

Non-GAAP Financial Measures

To supplement its condensed consolidated financial statements, which are prepared and presented in accordance with Generally Accepted Accounting Principles (“GAAP”), the Company uses the following non-GAAP financial measures: adjusted operating income, adjusted operating margin, adjusted net income, adjusted gross profit, adjusted gross margin and adjusted diluted earnings per share (collectively, “non-GAAP financial measures”). We compute these measures by adjusting the applicable GAAP measures to remove the impact of certain recurring and non-recurring charges and gains and the tax effect of these adjustments. The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. The Company uses these non-GAAP financial measures for financial and operational decision making and as a means to evaluate period-to-period comparisons. The Company believes that they provide useful information about operating results, enhance the overall understanding of past financial performance and future prospects, and allow for greater transparency with respect to key metrics used by management in its financial and operational decision making. The non-GAAP financial measures used by the Company in this press release may be different from the non-GAAP financial measures, including similarly titled measures, used by other companies.

For more information on the non-GAAP financial measures, please see the Reconciliation of GAAP to non-GAAP Financial Measures tables in this press release. These accompanying tables include details on the GAAP financial measures that are most directly comparable to non-GAAP financial measures and the related reconciliations between these financial measures.

Forward-Looking Statements

This release contains forward-looking statements within the meaning of the federal securities laws including statements related to: our future financial outlook and guidance, including for the second quarter of fiscal 2017, for fiscal year 2017 and over the longer term, including net revenues, net income, operating margins, cash flow, costs and expenses and EPS which in turn is derived based upon certain assumed share counts; our primary areas of focus for 2017 including executing our new business model, architecting a new operating platform, maximizing cash flow, transformation of our real estate and expansion of our product offer; the anticipated benefits of our business investments and strategies including (i) efforts to optimize inventories and rationalize our product offer, (ii) efforts to implement a more disciplined approach to capital allocation, (iii) the mailing of Source Books, (iv) opening of new Gallery locations and the cadence of such openings, (v) the membership program and (vi) the redesign of our supply chain network; our plans and expectations related to new business investments and in particular with respect to RH Hospitality; our expectations concerning the potential of the RH Modern product offering; our expectations concerning the strength of the RH brand; our expectations concerning the Company’s confidence in the long-term opportunity to reach $4 to $5 billion in North American revenues, industry-leading operating margins, and significant free cash flow and returns on invested capital. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as “anticipate,” “estimate,” “expect,” “project,” “plan,” “intend,” “believe,” “may,” “will,” “should,” “likely” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future events. We cannot assure you that future developments affecting us will be those that we have anticipated. Important risks and uncertainties that could cause actual results to differ materially from our expectations or the assumptions set forth in this letter include, among others, our ability to retain key personnel; successful implementation of our growth strategy; our ability to leverage Waterworks; uncertainties in the current performance of our business including a range of risks related to our operations as well as external economic factors; general economic conditions and the impact on consumer confidence and spending; changes in customer demand for our products; our decisions concerning the allocation of capital including the extent to which we repurchase additional shares of our common stock under our previously announced share repurchase program which will affect shares outstanding and EPS; factors affecting our outstanding convertible senior notes or other forms of our indebtedness; our ability to anticipate consumer preferences and buying trends, and maintaining our brand promise to customers; changes in consumer spending based on weather and other conditions beyond our control; risks related to the number of new business initiatives we are undertaking; strikes and work stoppages affecting port workers and other industries involved in the transportation of our products; our ability to obtain our products in a timely fashion or in the quantities required; our ability to employ reasonable and appropriate security measures to protect personal information that we collect; our ability to support our growth with appropriate information technology systems; risks related to “conflict minerals” compliance and its impact on sourcing, if any, as well as those risks and uncertainties disclosed under the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in RH’s most recent Form 10-K and Form 10-Q filed with the Securities and Exchange Commission, and similar disclosures in subsequent reports filed with the SEC, which are available on our investor relations website at ir.rh.com and on the SEC website at www.sec.gov. Any forward-looking statement made by us in this press release speaks only as of the date on which we make it. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by any applicable securities laws.

Contact

Cammeron McLaughlin

SVP, Investor Relations and Strategy

(415) 945-4998

cmclaughlin@rh.com

RH

REVENUE METRICS

(Unaudited)

	Three Months Ended
	April 29, 2017	April 30, 2016
Stores as a percentage of net revenues	56%	56%
Direct as a percentage of net revenues	44%	44%
Growth in net revenues:
Stores	24%	19%
Direct	23%	-4%
Total	23%	8%
Comparable brand revenue growth (1)(2)	9%	4%

See the Company’s most recent Form 10-K and Form 10-Q filings for the definitions of stores, direct, and comparable brand revenue.
(1) Waterworks is excluded from comparable brand revenue growth and will be added in the first full month following the anniversary of the acquisition.
(2) Membership revenue is included in comparable brand revenue growth beginning April 2017, which is the first full month following the anniversary of the program launch.

RH

RETAIL GALLERY METRICS

(Unaudited)

As of April 29, 2017, the Company operated a total of 85 retail Galleries, consisting of 50 legacy Galleries, 6 larger format Design Galleries, 8 next generation Design Galleries, 1 RH Modern Gallery, and 5 RH Baby & Child Galleries throughout the United States and Canada, and 15 Waterworks showroom throughout the United States and UK. This compares to a total of 69 retail Galleries, consisting of 53 legacy Galleries, 6 larger format Design Galleries, 4 next generation Design Galleries, 1 RH Modern Gallery, and 5 RH Baby & Child Galleries throughout the United States and Canada, as April 30, 2016.

In addition, as of April 29, 2017, the Company operated 28 outlet stores compared to 19 as of April 30, 2016.

	Three Months Ended
	April 29, 2017		April 30, 2016
	Store Count	Total Leased Selling Square Footage	Store Count	Total Leased Selling Square Footage
		(in thousands)		(in thousands)
Beginning of period	85	912	69	725
End of period	85	912	69	725
% Growth		26%		20%

Weighted-average leased selling square footage		912		725
% Growth		26%		20%

See the Company’s most recent Form 10-K and Form 10-Q filings for square footage definitions.
Total leased square footage as of April 29, 2017 and April 30, 2016 was 1,242,000 and 1,011,000, respectively.
Weighted-average leased square footage for the three months ended April 29, 2017 and April 30, 2016 was 1,242,000 and 1,011,000, respectively.
Retail sales per leased selling square foot for the three months ended April 29, 2017 and April 30, 2016 was $284 and $313, respectively.

RH

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except share and per share amounts)

(Unaudited)

	Three Months Ended
	April 29, 2017	% of Net Revenues	April 30, 2016	% of Net Revenues
Net revenues	$562,080	100.0%	$455,456	100.0%
Cost of goods sold	391,824	69.7%	327,981	72.0%
Gross profit	170,256	30.3%	127,475	28.0%
Selling, general and administrative expenses	163,360	29.1%	138,950	30.5%
Income (loss) from operations	6,896	1.2%	(11,475)	-2.5%
Interest expense—net	12,179	2.1%	10,528	2.3%
Loss before income taxes	(5,283)	-0.9%	(22,003)	-4.8%
Income tax benefit	(1,913)	-0.3%	(8,533)	-1.8%
Net loss	$(3,370)	-0.6%	$(13,470)	-3.0%

Weighted-average shares used in computing basic net loss per share	37,609,516		40,588,081
Basic net loss per share	$(0.09)		$(0.33)

Weighted-average shares used in computing diluted net loss per share	37,609,516		40,588,081
Diluted net loss per share	$(0.09)		$(0.33)

RH

RECONCILIATION OF GAAP NET LOSS TO ADJUSTED NET INCOME (LOSS)

(In thousands)

(Unaudited)

	Three Months Ended
	April 29, 2017	April 30, 2016
GAAP net loss	$(3,370)	$(13,470)
Adjustments (pre-tax):
Cost of goods sold:
Impact of inventory step-up [a]	1,380	—
Legal claim [b]	—	7,729
Selling, general and administrative expenses:
Acquisition related costs [c]	—	2,069
Reorganization related costs [d]	—	1,415
Legal claim [b]	—	972
Interest expense—net:
Amortization of debt discount [e]	6,715	6,442
Subtotal adjusted items	8,095	18,627
Impact of income tax on adjusted items [f]	(2,931)	(7,223)
Adjusted net income (loss) [g]	$1,794	$(2,066)

[a]	Represents the non-cash amortization of the inventory fair value adjustment recorded in connection with our acquisition of Waterworks.
[b]

Represents the estimated cumulative impact of coupons redeemed in connection with a legal claim alleging that the Company violated California’s Song-Beverly Credit Card Act of 1971 by requesting and recording ZIP codes from customers paying with credit cards.

[c]	Represents costs incurred in connection with our acquisition of Waterworks including professional fees.
[d]

Represents costs associated with a reorganization, which include severance costs and related taxes, partially offset by a reversal of stock-based compensation expense related to unvested equity awards.

[e]

Under GAAP, certain convertible debt instruments that may be settled in cash on conversion are required to be separately accounted for as liability and equity components of the instrument in a manner that reflects the issuer’s non-convertible debt borrowing rate. Accordingly, in accounting for GAAP purposes for the $350 million aggregate principal amount of convertible senior notes that were issued in June 2014 (the “2019 Notes”) and for the $300 million aggregate principal amount of convertible senior notes that were issued in June and July 2015 (the “2020 Notes”), we separated the 2019 Notes and 2020 Notes into liability (debt) and equity (conversion option) components and we are amortizing as debt discount an amount equal to the fair value of the equity components as interest expense on the 2019 Notes and 2020 Notes over their expected lives. The equity components represent the difference between the proceeds from the issuance of the 2019 Notes and 2020 Notes and the fair value of the liability components of the 2019 Notes and 2020 Notes, respectively. Amounts are presented net of interest capitalized for capital projects of $0.7 million and $0.6 million during the three months ended April 29, 2017 and April 30, 2016, respectively.

[f]	The adjustments for the three months ended April 29, 2017 and April 30, 2016 represent the tax effect of the adjusted items based on our effective tax rates of 36.2% and 38.8%, respectively.
[g]

Adjusted net income (loss) is a supplemental measure of financial performance that is not required by, or presented in accordance with, GAAP. We define adjusted net income (loss) as net loss, adjusted for the impact of certain non-recurring and other items that we do not consider representative of our ongoing operating performance. Adjusted net income (loss) is included in this press release because management believes that adjusted net income (loss) provides meaningful supplemental information for investors regarding the performance of our business and facilitates a meaningful evaluation of operating results on a comparable basis with historical results. Our management uses this non-GAAP financial measure in order to have comparable financial results to analyze changes in our underlying business from quarter to quarter.

RH

RECONCILIATION OF DILUTED NET LOSS PER SHARE TO

ADJUSTED DILUTED NET INCOME (LOSS) PER SHARE

(Unaudited)

	Three Months Ended
	April 29, 2017	April 30, 2016
Diluted net loss per share	$(0.09)	$(0.33)

Pro forma diluted net loss per share [a]	$(0.09)	$(0.33)
EPS impact of adjustments (pre-tax) [b]:
Amortization of debt discount	$0.18	$0.16
Impact of inventory step-up	0.04	—
Legal claim	—	0.21
Acquisition related costs	—	0.05
Reorganization related costs	—	0.04
Subtotal adjusted items	0.22	0.46
Impact of income tax on adjusted items [b]	(0.08)	(0.18)
Adjusted diluted net income (loss) per share [c]	$0.05	$(0.05)

[a]	Pro forma diluted net loss per share for the three months ended April 29, 2017 is calculated based on GAAP net loss and diluted weighted-average shares of 37,879,107.
[b]	Refer to table titled “Reconciliation of GAAP Net Loss to Adjusted Net Income (Loss)” and the related footnotes for additional information.
[c]

Adjusted diluted net income (loss) per share is a supplemental measure of financial performance that is not required by, or presented in accordance with, GAAP. We define adjusted diluted net income (loss) per share as net loss, adjusted for the impact of certain non-recurring and other items that we do not consider representative of our underlying operating performance divided by the Company’s share count. Adjusted diluted net income (loss) per share is included in this press release because management believes that adjusted diluted net income (loss) per share provides meaningful supplemental information for investors regarding the performance of our business and facilitates a meaningful evaluation of operating results on a comparable basis with historical results. Our management uses this non-GAAP financial measure in order to have comparable financial results to analyze changes in our underlying business from quarter to quarter.

RH

RECONCILIATION OF GROSS PROFIT TO ADJUSTED GROSS PROFIT

(In thousands)

(Unaudited)

	Three Months Ended
	April 29, 2017	April 30, 2016
Gross profit	$170,256	$127,475
Impact of inventory step-up [a]	1,380	—
Legal claim [a]	—	7,729
Adjusted gross profit [b]	$171,636	$135,204

Net revenues	$562,080	$455,456
Gross margin [c]	30.3%	28.0%
Adjusted gross margin [c]	30.5%	29.7%

[a]	Refer to table titled “Reconciliation of GAAP Net Loss to Adjusted Net Income (Loss)” and the related footnotes for additional information.
[b]

Adjusted gross profit is a supplemental measure of financial performance that is not required by, or presented in accordance with, GAAP. We define adjusted gross profit as gross profit, adjusted for the impact of certain non-recurring and other items that we do not consider representative of our underlying operating performance. Adjusted gross profit is included in this press release because management believes that adjusted gross profit provides meaningful supplemental information for investors regarding the performance of our business and facilitates a meaningful evaluation of operating results on a comparable basis with historical results. Our management uses this non-GAAP financial measure in order to have comparable financial results to analyze changes in our underlying business from quarter to quarter.

[c]	Gross margin is defined as gross profit divided by net revenues. Adjusted gross margin is defined as adjusted gross profit divided by net revenues.

RH

RECONCILIATION OF NET LOSS TO OPERATING

INCOME (LOSS) AND ADJUSTED OPERATING INCOME

(In thousands)

(Unaudited)

	Three Months Ended
	April 29, 2017	April 30, 2016
Net loss	$(3,370)	$(13,470)
Interest expense—net	12,179	10,528
Income tax benefit	(1,913)	(8,533)
Operating income (loss)	6,896	(11,475)
Impact of inventory step-up [a]	1,380	—
Legal claim [a]	—	8,701
Acquisition related costs [a]	—	2,069
Reorganization related costs [a]	—	1,415
Adjusted operating income	$8,276	$710

Net revenues	$562,080	$455,456
Operating margin [b]	1.2%	-2.5%
Adjusted operating margin [b]	1.5%	0.2%

[a]	Refer to table titled “Reconciliation of GAAP Net Loss to Adjusted Net Income (Loss)” and the related footnotes for additional information.
[b]	Operating margin is defined as operating income (loss) divided by net revenues. Adjusted operating margin is defined as adjusted operating income divided by net revenues.

RH

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	April 29, 2017	January 28, 2017	April 30, 2016
			As Revised [a]
ASSETS
Cash and cash equivalents	$80,150	$87,023	$234,668
Short-term investments	—	142,677	100,095
Merchandise inventories	683,984	752,304	763,055
Asset held for sale	8,179	4,900	—
Other current assets	142,357	151,353	144,129
Total current assets	914,670	1,138,257	1,241,947
Long-term investments	—	33,212	10,859
Property and equipment—net	702,741	682,056	558,431
Goodwill and intangible assets	274,892	274,360	173,005
Other non-current assets	56,083	64,635	64,278
Total assets	$1,948,386	$2,192,520	$2,048,520

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities
Accounts payable and accrued expenses	$233,395	$226,980	$246,483
Deferred revenue, customer deposits and other current liabilities	210,526	189,189	157,966
Total current liabilities	443,921	416,169	404,449
Convertible senior notes due 2019—net	316,153	312,379	301,311
Convertible senior notes due 2020—net	240,120	235,965	223,895
Financing obligations under build-to-suit lease transactions	220,019	203,015	154,953
Other non-current obligations	105,395	105,123	84,384
Total liabilities	1,325,608	1,272,651	1,168,992

Stockholders’ equity	622,778	919,869	879,528
Total liabilities and stockholders’ equity	$1,948,386	$2,192,520	$2,048,520

[a]

During the fourth quarter of fiscal 2016 management determined that we had incorrectly reported negative cash balances due to outstanding checks in the accounts payable and accrued expenses financial statement line item in our consolidated balance sheets without properly applying the limited right of offset against cash and cash equivalents. The revision decreased cash and cash equivalents and accounts payable and accrued expenses by $2.5 million as of April 30, 2016.

RH

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Three Months Ended
	April 29, 2017	April 30, 2016
		As Revised [a]
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(3,370)	$(13,470)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	16,020	12,554
Other non-cash items	15,011	12,257
Change in assets and liabilities—net of acquisition:
Merchandise inventories	66,067	(37,228)
Accounts payable, accrued expenses and other	31,327	(64,463)
Net cash provided by (used in) operating activities	125,055	(90,350)

CASH FLOWS FROM INVESTING ACTIVITIES
Capital expenditures—including construction related deposits and purchase of trademarks and domain names	(13,456)	(48,991)
Proceeds from sale of asset held for sale—net	4,900	—
Net proceeds of investments	175,801	41,660
Net cash provided by (used in) investing activities	167,245	(7,331)

CASH FLOWS FROM FINANCING ACTIVITIES
Repurchases of common stock	(300,140)	—
Net equity related transactions	2,418	79
Other financing activities	(1,365)	(85)
Net cash used in financing activities	(299,087)	(6)
Effects of foreign currency exchange rate translation	(86)	888
Net decrease in cash and cash equivalents	(6,873)	(96,799)
Cash and cash equivalents
Beginning of period	87,023	331,467
End of period	$80,150	$234,668

[a]

During the fourth quarter of fiscal 2016 management determined that we had incorrectly reported negative cash balances due to outstanding checks in the accounts payable and accrued expenses financial statement line item in our consolidated balance sheets without properly applying the limited right of offset against cash and cash equivalents. The revision decreased net cash provided by operating activities by $15.9 million for the three months ended April 30, 2016.

RH

CALCULATION OF FREE CASH FLOW

(In thousands)

(Unaudited)

	Three Months Ended
	April 29, 2017	April 30, 2016
		As Revised [a]
Net cash provided by (used in) operating activities	$125,055	$(90,350)
Capital expenditures—including construction related deposits	(13,456)	(48,827)
Payments on build-to-suit lease transactions	(1,289)	—
Purchase of trademarks and domain names	—	(164)
Payments on capital leases	(76)	(85)
Proceeds from sale of asset held for sale—net	4,900	—
Free cash flow [b]	$115,134	$(139,426)

[a]

During the fourth quarter of fiscal 2016 management determined that we had incorrectly reported negative cash balances due to outstanding checks in the accounts payable and accrued expenses financial statement line item in our consolidated balance sheets without properly applying the limited right of offset against cash and cash equivalents. The revision decreased net cash provided by operating activities by $15.9 million for the three months ended April 30, 2016.

[b]

Free cash flow is calculated as net cash provided by (used in) operating activities and net proceeds from sale of asset held for sale, less capital expenditures, construction related deposits, payments on build-to-suit lease transactions, purchase of trademarks and domain names and payments on capital leases. Free cash flow excludes all non-cash items, such as the non-cash additions of property and equipment due to build-to-suit lease transactions.

RH

SECOND QUARTER AND FISCAL 2017 OUTLOOK

(In millions, except per share data)

RH’s fiscal 2017 will include 53 weeks compared to the prior fiscal year which included 52 weeks. The Company is providing the following outlook for the second quarter and fiscal 2017:

	Second Quarter 2017	Fiscal Year 2017
Net revenues	$595—$610	$2,400—$2,450
% growth vs. prior year	9%—12%	12%—15%

Adjusted net income	$13—$15	$60—$70
% growth vs. prior year	nm	16%—35%

Adjusted diluted EPS inclusive of 7.85 million shares repurchased to date	$0.38—$0.43	$1.67—$1.94
Weighted-average diluted shares outstanding inclusive of 7.85 million shares repurchased to date	34.5	36.0

Capital expenditures		$120—$140
Planned asset sales		$15—$25

Note: The Company’s adjusted diluted earnings per share outlook excludes the potential benefit of any additional stock repurchases beyond those already completed to date and a one-time non-cash stock compensation charge of approximately $24 million in the second quarter of fiscal 2017 related to the Company’s Chairman and Chief Executive Officer’s recent equity grant. The Company’s adjusted net income and adjusted diluted earnings per share guidance does not include certain charges and costs. The adjustments to net income and diluted earnings per share in future periods are generally expected to be similar to the kinds of charges and costs excluded from adjusted net income and adjusted diluted earnings per share in prior periods, such as unusual non-cash and other compensation expense; one-time income tax expense or benefits; legal claim related expenses; reorganization costs including severance costs and related taxes; non-cash amortization of debt discount; and charges and costs in connection with the acquisition of Waterworks, among others. The exclusion of these charges and costs in future periods will have a significant impact on the Company’s adjusted net income and adjusted diluted earnings. The Company is not able to provide a reconciliation of the Company’s non-GAAP financial guidance to the corresponding GAAP measures without unreasonable effort because of the uncertainty and variability of the nature and amount of these future charges and costs.